Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2026 Profit

●	Q3 2026 pre-tax income of $159 million, up from $157 million in Q3 2025 and up sequentially from $139 million in Q2 2026
●	Q3 2026 diluted earnings per share of $3.08, up from $2.81 in Q3 2025 and up sequentially from $2.54 in Q2 2026
●	SkyWest took delivery of four new E175 aircraft in Q3 2026 under a previously announced agreement with United Airlines

ST. GEORGE, UTAH, October 29, 2026 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2026, including net income of $120 million, or $3.08 per diluted share, compared to net income of $116 million, or $2.81 per diluted share, for Q3 2025. The Q3 2026 financial results were negatively impacted by higher fuel cost per gallon in SkyWest’s prorate business compared to Q3 2025 and Q2 2026.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “Our results reflect the value we provide to our customers, including our ongoing opportunities to invest in the fleet. We are well positioned to continue the growth of our E175 fleet in the coming years, enhancing the resiliency of our model for the benefit of our people, our customers and our shareholders. I want to thank our team for their hard work during this busy summer.”

Financial Results

Revenue was $1.12 billion in Q3 2026, up $67 million, or 6%, from $1.05 billion in Q3 2025. SkyWest’s Q3 2026 block hour production increased 5% compared to Q3 2025, driven by more aircraft in scheduled service and strong overall demand. Block hour production in Q3 2026 was also up 1% sequentially from Q2 2026.

Operating expenses were $941 million in Q3 2026, up $65 million, or 7%, from $876 million in Q3 2025, driven by an expected increase in incremental direct operating costs associated with higher production and an increase in the cost per gallon for prorate fuel in Q3 2026 compared to Q3 2025 and Q2 2026. In Q3 2026, SkyWest revised the estimated useful life of its E175 fleet to 30 years, which reduced depreciation expense in Q3 2026 compared to Q3 2025 and Q2 2026.

Capital and Liquidity

SkyWest had $569 million in cash and marketable securities at September 30, 2026, compared to $707 million at December 31, 2025.

Total debt at September 30, 2026 was $2.4 billion, up from $2.3 billion at June 30, 2026, reflecting $119 million in principal debt payments and $187 million in new debt issued during Q3 2026, and was flat compared to December 31, 2025. Capital expenditures and aircraft deposits during Q3 2026 were $163 million for the purchase of four new E175 aircraft, spare engines, and other fixed assets.

SkyWest repurchased 738,000 shares of its common stock for approximately $75 million during Q3 2026. As of September 30, 2026, SkyWest had approximately $238 million of remaining availability under its existing stock repurchase program.

Commercial Agreements

The table below summarizes anticipated E175 aircraft deliveries during the periods indicated based on currently available information, which is subject to change. During the first nine months of 2026, SkyWest had six E175 aircraft deliveries, one for Alaska Airlines (“Alaska”) and five for United Airlines (“United”), which are reflected in the table below.

	2026	2027	2028	Thereafter	Total
United	8	ꟷ	ꟷ	ꟷ	8
Delta Air Lines	ꟷ	11	5	ꟷ	16
American	4	7	ꟷ	ꟷ	11
Alaska	1	ꟷ	ꟷ	ꟷ	1
Unassigned	ꟷ	ꟷ	5	28	33
Total	13	18	10	28	69

By the end of 2027, SkyWest anticipates having over 300 E175 aircraft in its fleet. As previously announced, SkyWest entered into a purchase agreement with Embraer, which secures delivery positions for 33 additional E175s from 2028 through 2031 for potential future flying opportunities. SkyWest’s purchase agreement with Embraer also includes purchase rights for 50 additional E175s from Embraer, as previously announced.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, Inc., SkyWest Charter, LLC (“SWC”) and SkyWest Leasing, Inc., an aircraft equipment leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 46 million passengers in 2025.

SkyWest will host its conference call to discuss its third quarter 2026 results today, October 29, 2026, at 2:30 p.m. Mountain Time. The conference call number is 1-833-461-5787 for domestic callers, and 1-585-542-9983 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/862394355. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2026 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, SkyWest’s plans with respect to share repurchases, the timing of scheduled aircraft deliveries, including with respect to aircraft for which SkyWest holds firm delivery positions or purchase rights, the transition of the new E175 aircraft to replace existing aircraft in SkyWest’s fleet and the timing thereof, transition of SkyWest’s CRJ200 fleet to the CRJ450 configuration, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods, SkyWest’s coordination with major airline partners regarding the delivery of aircraft under previously announced agreements and timing of placing new aircraft deliveries into service, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, including SkyWest’s plans to continue investing to grow its E175 fleet, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, mechanics and other personnel in operations; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft debt commitments; estimated useful life of long-lived assets, residual aircraft values and related asset impairments; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related events, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing international hostilities, including those between Russia and Ukraine, Israel and Hamas, and Israel, the United States and Iran, and the related impacts on macroeconomic conditions, fuel costs and the international operations of any of our major airline partners as a result of such conflicts; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; the impact of potential future U.S. government shutdowns on air traffic controller staffing, flight cancellations and federal Essential Air Service subsidies; the possibility that the stock repurchase program may be suspended or discontinued at any time; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
OPERATING REVENUES:
Flying agreements	$1,084,115	$1,011,284	$3,126,549	$2,914,789
Lease, airport services and other	33,240	38,745	106,734	118,922
Total operating revenues	1,117,355	1,050,029	3,233,283	3,033,711

OPERATING EXPENSES:
Salaries, wages and benefits	429,747	391,634	1,278,677	1,159,188
Aircraft maintenance, materials and repairs	239,427	247,978	695,382	695,963
Depreciation and amortization	76,280	92,474	258,993	272,070
Aircraft fuel	66,303	34,216	165,770	86,163
Airport-related expenses	38,258	31,876	107,028	86,815
Other operating expenses	91,311	77,708	271,888	249,864
Total operating expenses	941,326	875,886	2,777,738	2,550,063
OPERATING INCOME	176,029	174,143	455,545	483,648

OTHER INCOME (EXPENSE):
Interest income	8,089	10,565	25,480	31,701
Interest expense	(24,635)	(25,611)	(74,026)	(79,295)
Other income (expense), net	4	(1,928)	(888)	4,949
Total other expense, net	(16,542)	(16,974)	(49,434)	(42,645)

INCOME BEFORE INCOME TAXES	159,487	157,169	406,111	441,003
PROVISION FOR INCOME TAXES	39,964	40,811	84,196	103,825
NET INCOME	$119,523	$116,358	$321,915	$337,178

BASIC EARNINGS PER SHARE	$3.10	$2.89	$8.18	$8.34
DILUTED EARNINGS PER SHARE	$3.08	$2.81	$8.11	$8.14

Weighted average common shares:
Basic	38,599	40,323	39,340	40,410
Diluted	38,824	41,392	39,703	41,447

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
Cash and marketable securities	$568,928	$706,909
Other current assets	441,688	384,285
Total current assets	1,010,616	1,091,194

Property and equipment, net	5,966,559	5,742,968
Deposits on aircraft	94,155	100,000
Other long-term assets	437,416	452,087
Total assets	$7,508,746	$7,386,249

Current portion, long-term debt	$645,911	$546,812
Other current liabilities	1,109,087	1,120,796
Total current liabilities	1,754,998	1,667,608

Long-term debt, net of current maturities	1,718,949	1,845,272
Other long-term liabilities	1,224,693	1,126,936
Stockholders' equity	2,810,106	2,746,433
Total liabilities and stockholders' equity	$7,508,746	$7,386,249

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	September 30, 2026	December 31, 2025	September 30, 2025
E175 aircraft	276	270	265
E170 aircraft	5	—	—
CRJ900 aircraft	44	36	38
CRJ700 aircraft	67	82	86
CRJ550 aircraft	61	41	36
CRJ200 aircraft	69	58	73
Total aircraft in service or under contract	522	487	498

As of September 30, 2026, SkyWest leased 41 CRJ550s and one CRJ700 to third parties and had nine CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended September 30,				For the nine months ended September 30,
Block hours by aircraft type:	2026	2025	% Change		2026	2025	% Change
E175s	229,514	221,665	3.5%		670,964	648,593	3.4%
E170s	3,120	—	NM		4,611	—	NM
CRJ900s	30,725	24,270	26.6%		89,458	69,929	27.9%
CRJ700s	58,220	67,974	(14.3)%		174,396	200,037	(12.8)%
CRJ550s	33,325	17,884	86.3%		85,898	45,224	89.9%
CRJ200s	46,823	52,454	(10.7)%		136,029	148,888	(8.6)%
Total block hours	401,727	384,247	4.5%		1,161,356	1,112,671	4.4%

Departures	229,595	226,305	1.5%		661,574	651,017	1.6%
Passengers carried	11,993,721	12,446,270	(3.6)%		34,264,378	34,929,392	(1.9)%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	98.9%	99.1%	(0.2)	pts	98.3%	98.8%	(0.5)	pts
Passenger load factor	81.0%	84.0%	(3.0)	pts	79.8%	82.0%	(2.2)	pts
Average trip length	462	457	1.1%		464	457	1.5%

NM = Not meaningful

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period is recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of September 30, 2026 and December 31, 2025 (dollars in thousands, unaudited).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue recognized in excess of fixed cash payments received	$23,454	$17,082	$74,240	$52,968

	As of September 30,	As of December 31,
	2026	2025
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$190,369	$264,609